                                                                   EXHIBIT 23.1


The Board of Directors
Argo Bancorp, Inc.

We consent to incorporation by reference in the Registration Statements on Forms S-8 (File Numbers 33-59856, 33-5587202, and 33-13047) of Argo Bancorp, Inc. of
our report date March 17, 2000, relating to the consolidated statements of financial condition of Argo Bancorp, Inc and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, which report is included in this Annual Report on Form 10-K of Argo Bancorp, Inc.



                                                   Crowe, Chizek and Company LLP

Oak Brook, Illinois
March 30, 2000